Exhibit 99.2

CONSENT OF LAZARD FRERES & CO. LLC

The Board of Directors

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 10, 2015, to the Board of Directors of The Dow Chemical Company (“Dow”) as Annex B to, and reference thereto under the headings “Summary — Opinions of Dow Financial Advisors,” “— The Adoption of the Merger Agreement — Opinion of Dow’s Financial Advisors — Lazard,” and “— The Adoption of the Merger Agreement — Opinion of Dow’s Financial Advisors — Summary of Financial Analyses” in, the joint proxy statement/prospectus relating to the proposed merger involving Dow and E. I. du Pont de Nemours and Company (“DuPont”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of DowDuPont Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Atish Basu
Atish Basu

March 1, 2016